Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-208533-03

$1.+bn Mercedes-Benz Auto Lease Trust 2016-B (MBALT 2016-B)    Joint Leads: Credit Ag (struc)/BofAML/SMBC
Co-Managers: Deutsche Bank/HSBC

CLASS	AMT(MM)	MDY/S&P*	WAL	E.FIN	LEVEL	YLD	$PX	CPN

A1	$220.000	P-1/A-1+	0.26	05/17	0.75% yld	0.75%	100.00000	0.75%
A2	$407.000	Aaa/AAA	0.94	02/18	EDSF+23	1.156%	99.99701	1.15%
A3	$315.000	Aaa/AAA	1.70	12/18	EDSF+35	1.354%	99.99968	1.35%
A4	$95.160	Aaa/AAA	2.20	02/19	IntS+48	1.529%	99.99105	1.52%

  * Exp Ratings

PRICING SPEED: 100% PPC to maturity          EXP SETTLE: October 26          FIRST PAY DATE: November 15, 2016
REGISTRATION: SEC Registered/Public        ERISA Eligible: Yes
MIN DENOMINATION: $1k x $1k                    BLOOMBERG TICKER: MBALT 2016-B
BILL & DELIVER: Credit Ag

CUSIP / ISIN:
 A-1    58768M AA9    US58768MAA99
 A-2    58768M AB7    US58768MAB72
 A-3    58768M AC5    US58768MAC55
 A-4    58768M AD3    US58768MAD39

Daimler Trust Leasing LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Daimler Trust Leasing LLC has filed with the SEC for more complete information about the issuer, Daimler Trust Leasing LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Daimler Trust Leasing LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-807-6030.